COACH PURCHASE AGREEMENT

                                (DASA - 1995)

                    Hausman Bus Sales, Inc., a corporation
          organized under the laws of the State of Delaware, U.S.A. ("Hausman"), and Dina Autobuses, S.A. de C.V., a corporation organized under the laws of the United
          Mexican States ("DASA"), agree as follows:

                    1.   Purchase and Sale of Coaches.  Hausman
          intends to purchase certain motor coaches assembled by DASA (including the Viaggio 1000) from DASA for resale in the United States, and DASA intends to sell such coaches to Hausman, each such purchase and sale being referred to in this Coach Purchase Agreement ("Agreement") as a "Coach Sale". Each Coach Sale will be accomplished in accordance with the terms and conditions of this Agreement.

                    2.   Purchase Order and Delivery Schedules.
          (a) Hausman will, from time to time, order coaches from DASA using Hausman's standard purchase order or other appropriate order form ("Purchase Order"). Unless an individual Purchase Order specifically states that this Agreement does not apply, all of the terms and conditions of this Agreement will be incorporated into and become a part of the Purchase Order. In the event there is a conflict between the terms of the Purchase Order, DASA's acceptance of the Purchase Order and this Agreement, the terms of this Agreement will prevail.

                    (b) The Purchase Order will describe the coach or coaches being ordered by Hausman -- including detailed specifications and options.

                    (c)  The purchase prices of the coaches and
          options will be negotiated and agreed to by DASA and Hausman from time to time.

                    3.   Delivery and Pre-Delivery Inspection.
          (a) The delivery dates for the coaches will be negotiated and agreed to by DASA and Hausman from time to time.

                    (b)  Hausman may inspect incomplete and
          completed coaches at DASA's plant prior to delivery to assure compliance with the Purchase Order. Hausman's inspection may include determining that the coach has been assembled as specified, that all parts and components are functioning properly and that the coach is cosmetically acceptable condition for resale.

                    (c) Coaches will be delivered by DASA (or its agent), at DASA's expense, to United States Customs in Laredo, Texas, or such other location in the United States as DASA and Hausman may agree on from time to time.

                    (d) DASA will issue an invoice for each coach when it is released from DASA's plant for delivery to United States Customs.

                    4.   Acceptance and Final Preparation for Sale.
          (a) Notwithstanding Section 3(b) of this Agreement, Hausman may inspect each coach at its delivery point or may remove the coach to another inspection point. Hausman's inspection will include determining that the coach has been assembled as specified (if not already determined by Hausman at DASA's plant), that all parts and components are functioning properly and that the coach is in cosmetically acceptable condition for resale. Hausman will repair any defects it discovers if it can reasonably do so without returning the coach to DASA or incurring unnecessarily excessive expenses. Hausman will not do any unnecessarily expensive repairs or engineering work in connection with repairing the coaches unless DASA and Hausman have agreed in writing in advance that Hausman will do such work and how Hausman will be reimbursed.

                    (b) Upon Hausman's determination in its sole discretion that a coach has cleared United States Customers and is acceptable for resale (and the coach has been redelivered to Hausman, if it had been returned to DASA or its agent for repair), Hausman will promptly notify DASA in writing (identifying the coach by its VIN number) that the coach has been accepted ("Acceptance").

                    (c)  After Acceptance, Hausman will at its
          expense make any final preparations (such as washing the coach, assuring that it contains proper fluids, and installing options such as paint schemes and destination signs requested by Hausman's customers) necessary to prepare the coach for resale. Hausman will obtain and deliver all parts, service and other manuals to be included with the coach when it is resold.

                    5.   Payment.  (a)  Hausman will pay all
          undisputed portions of the invoice on the earlier of 90 days after Acceptance or within three days after the date Hausman closes the sale of the coach to its customer.

                    (b)  Hausman will retain all amounts it
          receives upon resale in excess of the invoice price.

                    6. Warranty. (a) Each coach will be resold by Hausman with a 2 year or unlimited mile warranty, whichever comes first.

                    (b)  Hausman will administer and pay for all
          warranty claims. Hausman will promote itself to its customers as being responsible for and administering all warranty claims.

                    (c) DASA and Hausman agree that this Section 6 also applies to all Viaggio 1000 coaches sold by DASA to Hausman prior to execution of this Agreement.

                    7. Termination. Either party may terminate this Agreement effective anytime on or after July 31, 1996 by giving the other party at least 120 days advance written notice stating the effective date of termination. All coaches ordered prior to the giving of the notice of termination will be assembled, sold and purchased in accordance with this Agreement.

                    8. Dollars. Whenever used in this Agreement, any attachment hereto, any Purchase Order or in the invoice for any Coach Sale, the term "dollar", "dollars" or "$" means U.S. dollars.

                    9.   Choice-of-Law.  This Agreement will be
          governed by and construed in accordance with the laws (except those respecting choice-of-law and the United Nations Convention on Contracts for the International Sale of Goods) of the State of Arizona, U.S.A. Hausman and DASA each agree to submit to the personal jurisdiction of the state and federal courts of the State of Arizona, U.S.A. If any provision of this Agreement is found by a court of competent jurisdiction to be void or unenforceable, Hausman and DASA agree that such provision should be modified by the court so that it becomes enforceable and, as modified, will be enforced as any other provision of this Agreement, all other provisions of the Agreement continuing in full force and effect. Such a modification, however, will be effective only in the legal proceeding of which it is a part and only on the facts to which it is applied; all provisions herein will be applied as written, to the extent enforceable, in any other legal proceeding or on any other facts.

                    10. Specification Changes. DASA will endeavor to give Hausman at least 180 days advance notice of material changes in the coach specifications.

                    11. Arm's-Length Agreement. Although Hausman and DASA are affiliates through their common parent, Consorcio G Grupo Dina, S.A. de C.V., Hausman and DASA each acknowledge that this Agreement has been fairly negotiated and is an arm's-length transaction.

                    Acknowledged and agreed this 1st day of August, 1995.

          DINA AUTOBUSES, S.A. DE C.V.      HAUSMAN BUS SALES, INC.

          /s/ Jose Luis Olvera
          Name: Jose Luis Olvera            Name:  John R. Nasi
          Title: Finance Director           Title: President, Chief
                                                   Operating Officer